INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made as of January 8, 2021 between WILSHIRE MUTUAL FUNDS, INC., a Maryland corporation (herein called the “Company”) and WILSHIRE ADVISORS, LLC (formerly Wilshire Associates Incorporated), a California limited liability company (herein called the “Advisor”).

WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company wishes to retain the Advisor under this Agreement to render investment advisory services to the portfolios of the Company known as the Large Company Growth Portfolio, Large Company Value Portfolio, Small Company Growth Portfolio, Small Company Value Portfolio, Wilshire 5000 Index Fund, Wilshire International Equity Fund and Wilshire Income Opportunities Fund (the “Initial Funds”), together with any other Company portfolios which may be established later and served by the Advisor hereunder, being herein referred to collectively as the “Funds” and each individually as a “Fund”), and Advisor wishes to render such services;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

1.Appointment of Advisor.

(a)The Company hereby appoints the Advisor as the investment adviser of each Fund on the terms and for the period set forth in this Agreement and the Advisor hereby accepts such appointment and agrees to perform the services and duties set forth herein on the terms herein provided. The Advisor may, in its discretion, provide such services through its own employees or the employees of one or more affiliated companies that are qualified to provide such services to the Company under applicable law and are under common control with the Advisor provided (i) that all persons, when providing services hereunder, are functioning as part of an organized group of persons, and (ii) that such organized group of persons is managed at all times by authorized officers of the Advisor.

(b)In the event that the Company establishes one or more portfolios other than the Initial Funds with respect to which it desires to retain the Advisor to render investment advisory services hereunder, it shall notify the Advisor in writing. If the Advisor is willing to render such services, it shall notify the Company in writing whereupon such portfolio or portfolios shall become a Fund or Funds hereunder.

2.Investment Services and Duties. The Advisor may recommend to the Board of Directors one or more investment advisers who may or may not be affiliated with the Advisor (herein referred to collectively as the “Sub-Advisors” and each individually as a “Sub-Advisor”) to provide a continuous investment program for each Fund or a portion thereof designated from time to time by the Advisor, including investment, research, and management with respect to all securities and investments and cash equivalents for the Fund or designated portion thereof. The compensation of each Sub-Advisor shall be paid by the Advisor and no obligation may be incurred on any Fund’s behalf in any such respect. Upon approval of a Sub-Advisor by the Board of Directors, and subject to any applicable requirement of shareholder approval, the Advisor may enter into an agreement with such Sub-Advisor, in a form approved by the Board of Directors, for the provision of such services, subject to the supervision of the Board of Directors and the Advisor.

a.The Advisor shall review, monitor and report to the Board of Directors regarding the performance and investment procedures of each Sub-Advisor and shall assist and consult with each Sub-Advisor in connection with the continuous investment program of the Fund or portion thereof served by such Sub-Advisor. The Advisor shall provide its services under this Section 2 in accordance with the Funds’ investment objectives, policies and restrictions as stated in the Funds’ then current registration statement and resolutions of the Company’s Board of Directors of which written notice has been provided to the Advisor.

b.Subject to direction from the Board or the Advisor, each Sub-Advisor shall determine from time to time what securities and other investments will be purchased, retained or sold by the Company with respect to each Fund or portion thereof served by such Sub-Advisor. Each Sub-Advisor shall vote all proxies with respect to such securities and other investments. The Company acknowledges and agrees that, subject to the provisions of paragraph (A) hereof, the Advisor shall not be responsible for any such determinations by any Sub-Advisor. Each Sub- Advisor shall provide services to each Fund or portion thereof served by such Sub-Advisor in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s then current registration statement and resolutions of the Company’s Board of Directors of which written notice has been provided to the Advisor and such Sub-Advisor.

c.Subject to direction from the Board or the Advisor, each Sub-Advisor shall select brokers or dealers that will execute the purchases and sales of portfolio securities for each Fund or portion thereof managed by such Sub-Advisor. In making such selection, each Sub- Advisor shall use its best efforts to obtain best execution, which includes most favorable net results and execution of such Sub-Advisor’s orders, taking into account all appropriate factors, including, but not limited to, price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that no Sub-Advisor will be deemed to have acted unlawfully, or to have breached a fiduciary duty to any Fund or in respect of Fund assets, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged, if such Sub- Advisor determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Advisor’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.

Each Sub-Advisor is authorized to consider for investment by each Fund or portion thereof managed by such Sub-Advisor securities that may also be appropriate for other funds and/or clients serviced by such Sub-Advisor. To assure fair treatment of each such Fund and all other clients of a Sub-Advisor in situations in which the Fund and one or more other
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clients’ accounts participate simultaneously in a buy or sell program involving the same security, such transactions shall be allocated among the Fund and other clients in a manner deemed equitable by the Sub-Advisor.

Notwithstanding the previous paragraphs, to the extent directed by management of the Company in writing, the Advisor shall direct one or more of the Sub-Advisors to execute purchases and sales of portfolio securities for any Fund or portion thereof served by such Sub- Advisor through brokers or dealers designated by management of the Fund to Advisor for the purpose of providing direct benefits to the Fund, provided that such Sub-Advisor determines that such brokers or dealers will provide reasonable execution in view of such other benefits. The Company understands that the brokerage commissions or transaction costs in such transactions may be higher, and that a Fund may receive less favorable prices, than those which any such Sub- Advisor could obtain from another broker or dealer, in order to obtain such benefits for such Fund.

d.Subject to direction from the Board, with respect to any assets of a Fund not being managed by a Sub-Advisor, the Advisor shall determine from time to time what securities and other investments will be purchased, retained or sold by the Company with respect to such assets. The Advisor shall vote all proxies with respect to such securities and other investments not managed by a Sub-Advisor. The Advisor shall have the same authority as a Sub-Advisor in accordance with Paragraph (C).

e.The Advisor shall maintain books and records with respect to its services hereunder and furnish the Company’s Board of Directors such periodic and special reports as the Board may reasonably request. The Company acknowledges and agrees that the Sub-Advisors will be responsible for maintenance of books and records with respect to the securities transactions of the Funds managed by them.

3.Compliance With Governing Instruments and Laws. In performing its duties as Advisor for the Funds, the Advisor shall act in conformity with the Company’s Articles of Incorporation, Bylaws, prospectuses and statements of additional information, and the instructions and directions of the Board of Directors of the Company of which written notice has been provided to the Advisor. In addition, the Advisor shall, with respect to assets not managed by a Sub- Advisor, conform to and comply with the requirements of the 1940 Act, the Rules and Regulations of the Securities and Exchange Commission (“Commission”), the requirements of subchapter M of the Internal Revenue Code of 1986, as amended, and all other applicable federal or state laws and regulations.

4.Services Not Exclusive. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed its agent. The services furnished by the Advisor hereunder are not deemed exclusive, and the Advisor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

5.Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company’s request. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by it in connection with its services hereunder by Rule 31a-1 under the 1940 Act.

6.Expenses Assumed as Advisor. Except as otherwise stated in this Agreement, the Advisor shall pay all expenses incurred by it in performing its services and duties hereunder as Advisor (including without limitation all compensation of Sub-Advisors to the Funds pursuant to its agreements with such Sub-Advisors). The Company shall bear all other expenses incurred in the operation of the Funds, including without limitation taxes, interest, brokerage fees and commissions, if any, fees of directors who are not officers, directors, partners, employees or holders of 5 percent or more of the outstanding voting securities of the Advisor or any Sub-Advisor or any of their affiliates, the Commission fees and state blue sky registration and qualification fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, costs of preparing and printing prospectuses and statements of additional information or any supplements or amendments thereto necessary for the continued effective registration of the Funds’ shares (“Shares”) under federal or state securities laws, costs of printing and distributing any prospectus, statement of additional information, supplement or amendment thereto for existing shareholders of the Funds, costs of shareholders’ reports and meetings, and any extraordinary expenses. It is understood that certain advertising, marketing, shareholder servicing, administration and/or distribution expenses to be incurred in connection with the Shares may be paid by the Company as provided in any plan which may in the sole discretion of the Company be adopted in accordance with Rule 12b-1 under the 1940 Act, and that such expenses shall be paid apart from any fees paid under this Agreement.

7.Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Company shall pay the Advisor a fee, computed daily and payable monthly, at the annual rate as set forth in the attached fee schedule based on the average daily net assets of each Fund determined as set forth in the current prospectus and statement of additional information of the Company with respect to the Fund as amended from time to time. Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund. The Company shall reduce the advisory fee to be paid by each Fund to the Advisor by the amount of any advisory fees paid indirectly by such Fund to other affiliated investment companies as a result of the Fund’s investment in such affiliated investment companies’ securities.

8.Affiliated Broker. The Advisor or an affiliated person of the Advisor may act as broker for the Funds or any portion thereof in connection with the purchase or sale of securities or other investments for the Funds or any portion thereof, subject to: (a) the requirement that the Advisor or Sub-Advisor seek to obtain best execution as set forth above; (b) the provisions of the Investment Advisers Act of 1940, as amended; (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of the law. Such brokerage services are not within the scope of duties obligated to be performed by the Advisor under this Agreement.

Subject to the requirements of applicable law and any procedures adopted by the Company’s Board of Directors of which written notice has been provided to the Advisor, the Advisor or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Funds for such services in addition to the Advisor’s fees for services under this Agreement.

9.Limitations of Liability; Indemnification.

a.The Advisor shall exercise its best judgment in rendering the services to be provided to the Funds hereunder.    However, the Advisor shall not be liable for any error of
judgment or mistake of law or for any loss suffered by the Company or by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of the Advisor’s fiduciary duty with respect to the receipt of compensation for services or a loss resulting from the Advisor’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of the Advisor, who may be or become an officer, director, employee or agent of the Company, shall be deemed when rendering services to the Company or to any Fund, or acting on any business of the Company or of any Fund (other than services or business in connection with the Advisor’s duties as Advisor hereunder or under any other agreement with the Company), to be rendering such services to or acting solely for the Company or Fund and not as an officer, director, employee or agent or one under the control or direction of the Advisor even though paid by the Advisor.

b.The Company shall indemnify and hold harmless the Advisor from and against all liabilities, damages, costs and expenses that the Advisor may incur in connection with any action, suit, investigation or proceeding arising out of or otherwise based on any action actually or allegedly taken or omitted to be taken by the Advisor with respect to the performance of its duties or obligations hereunder or otherwise as an investment adviser of the Company and the Funds; provided, however, that the Advisor will not be entitled to indemnification with respect to any liability to the Company or its shareholders by reason of the Advisor’s breach of fiduciary duty with respect to the receipt of compensation for services or the willful misfeasance, bad faith or gross negligence on the part of the Advisor in the performance of its duties, or by reason of the Advisor’s reckless disregard of its obligations and duties under this Agreement.

c.Subject to paragraph (B), the Company shall also indemnify and hold harmless the Advisor to the extent the Advisor may be required to indemnify any Sub-Advisor pursuant to the terms of any sub-advisory agreement. Further, except as set forth in paragraph (A), the Advisor shall not be liable for any act or omission of any Sub-Adviser.

d.The Advisor shall indemnify and hold harmless the Company from and against all liabilities, damages, costs and expenses that the Company may incur in connection with any action, suit, investigation or proceeding arising out of or otherwise based on any action actually taken or omitted to be taken by the Advisor with respect to the performance of its duties or obligations hereunder or otherwise as an investment adviser of the Company, to the extent such liability, damage, cost or expense results from the Advisor’s breach of fiduciary duty with respect to the receipt of compensation for services or the willful misfeasance, bad faith or gross negligence on the part of the Advisor in the performance of its duties, or from the Advisor’s reckless disregard of its obligations and duties under this Agreement.

10.Duration or Termination. This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue until [December 31, 2021]. Thereafter, this Agreement will be extended with respect to each Fund for successive one-year periods ending on [December 31] of each year provided each such extension is specifically approved at least annually (a) by vote of a majority of those members of the Company’s Board of Directors who are not interested persons of any party to this Agreement, in the manner required by the 1940 Act and the rules, regulations and any exemptive relief thereunder, and (b) by the Company’s Board of Directors or by vote of a majority of the outstanding voting securities of such Fund. This Agreement may be terminated by the Company at any time with respect to any Fund, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of such Fund on 60 days’ written notice to the Advisor, or by the Advisor at any time, without payment of penalty, on 90 days’ written notice to the Company. This Agreement will immediately terminate in the event of its assignment. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meanings as such terms have in the 1940 Act.

11.Representations and Warranties.

(a)The Company represents and warrants to the Advisor that: (i) it is a corporation duly organized and existing and in good standing under the laws of the State of Maryland and is duly qualified to conduct its business in the State of Maryland and in such other jurisdictions wherein the nature of its activities or its properties owned or leased makes such qualification necessary; (ii) it is a registered open-end management investment company under the 1940 Act; (iii) a registration statement on Form N-1A under the Securities Act of 1933, as amended, on behalf of the Funds is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale; (iv) it is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement; and (v) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(b)The Advisor represents and warrants to the Company that: (i) it is a corporation duly organized and existing and in good standing under the laws of the State of California and is duly qualified to conduct its business in the State of California and in such other jurisdictions wherein the nature of its activities or its properties owned or leased makes such qualification necessary; (ii) it is a registered investment adviser under the Investment Advisers Act of 1940, as amended; (iii) it is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement; and (iv) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

12.Arbitration of Disputes. Any claim or controversy arising out of or relating to this Agreement which is not settled by agreement of the parties shall be settled by arbitration in Santa

Monica, California before a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The parties agree that such arbitration shall be the exclusive remedy hereunder, and each party expressly waives any right it may have to seek redress in any other forum. Any arbitrator acting hereunder shall be empowered to assess no remedy other than payment of fees and out-of-pocket damages. Each party shall bear its own expenses of arbitration, and the expenses of the arbitrators and of a transcript of any arbitration proceeding shall be divided equally between the parties. Any decision and award of the arbitrators shall be binding upon the parties, and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction. If litigation is commenced to enforce any such award, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs.

13.Names. The Fund recognizes that from time to time directors, officers and employees of the Advisor may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name “Wilshire” as part of their name, and that the Advisor or its affiliates may enter into investment advisory or other agreements with such other entities. If the Advisor ceases to act as the Fund’s investment adviser, the Fund agrees to take all necessary action to change the name of the Fund as soon as practicable, and in no event longer than nine months, after receipt of a request from the Advisor to do so, to a name not including “Wilshire” in any form or combination of words.

14.Notices. Notices of any kind to be given to the Company hereunder by the Advisor shall be in writing and shall be duly given if mailed or delivered to the Company at the following:

Wilshire Mutual Funds, Inc. 1299 Ocean Avenue, Suite 700 Santa Monica, CA 90401 Attention: President

With a copy to:

Renee M. Hardt, Esq. Vedder Price P.C.
222 North LaSalle Street, 26th Floor Chicago, Illinois 60601

or at such other address or to such individual as shall be so specified by the Company to the Advisor. Notices of any kind to be given to the Advisor hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to the Advisor at:

Wilshire Advisors, LLC
1299 Ocean Avenue, Suite 700 Santa Monica, California 90401 Attention: General Counsel

or at such other address or to the attention of such other individual as shall be so specified by the Advisor to the Company.

15.Miscellaneous. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement with respect to such subject matter, and may be amended only by written consent of both parties, subject to any applicable requirement of shareholder approval. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by California law (without regard to principles of conflicts of law); provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Commission thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

WILSHIRE MUTUAL FUNDS, INC.
By: /s/ Jason Schwarz
Name: Jason Schwarz
Title: Director
Attest: /s/ Reena Lalji
Name: Reena Lalji
Title: Authorized Signatory
WILSHIRE ADVISORS, LLC
By: /s/ Jason Schwarz
Name: Jason Schwarz
Title: Chief Operating Officer
Attest: /s/ Reena Lalji
Name: Reena Lalji
Title: Authorized Signatory

FEE SCHEDULE

The Company shall pay Advisor, with respect to each Fund each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Fund, at the following annual rate:

	Rate on First $1 Billion	Rate After $1 Billion
Wilshire 5000 Index Fund	0.10%	0.07%
Large Company Growth Portfolio	0.75%	0.65%
Large Company Value Portfolio	0.75%	0.65%
Small Company Growth Portfolio	0.85%	0.75%
Small Company Value Portfolio	0.85%	0.75%
Wilshire International Equity Fund	1.00%	0.90%
Wilshire Income Opportunities Fund	0.60%	0.60%

Advisor’s fee shall be accrued daily at 1/365th of the annual rate set forth above. For the purpose of accruing compensation, the net assets of each Fund will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined. Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.